Exhibit 5

JOINT FILING AGREEMENT

This will confirm the agreement by and between the undersigned that the Statement on Schedule 13D (the “Statement”) filed on or about this date relating to the definitive Agreement and Plan of Merger (the “Merger Agreement”) by and among Yahoo! Inc., July 2003 Merger Sub (“Merger Sub”) and Overture Services Inc. (the “Company”), pursuant to which Merger Sub shall be merged with and into the Company with Merger Sub as the surviving corporation, or upon certain conditions, the Company shall be merged with and into Merger Sub with the Company as the surviving corporation is being filed on behalf of the undersigned.

                Each of the undersigned hereby acknowledges that pursuant to Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, that each person on whose behalf the Statement is filed is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; and that such person is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

                This Agreement may be executed in one or more counterparts by each of the undersigned, and each of which, taken together, shall constitute one and the same instrument.

YAHOO! INC.

By: /s/ Susan Decker
	Name:	Susan Decker
	Title:	Executive Vice President, Finance and
Administration and Chief Financial Officer

Dated: July 23, 2003

JULY 2003 MERGER CORP.

By: /s/ Susan Decker
	Name:	Susan Decker
	Title:	Chief Financial Officer

Dated: July 23, 2003